Exhibit 99.1

Press Release

Magnachip and Wise Road Capital Announce Withdrawal of CFIUS Filing and Mutual Termination of Merger Agreement

- Magnachip adopts limited-duration shareholder rights plan

SEOUL, South Korea, December 13, 2021 — Magnachip Semiconductor Corporation (“Magnachip Corp.” or the “Company”) (NYSE: MX), the U.S. (Delaware) parent of Magnachip Semiconductor, Ltd., and South Dearborn Limited, a company incorporated in the Cayman Islands, and Michigan Merger Sub, Inc., a Delaware corporation, which are investment vehicles established by Wise Road Capital LTD and certain of its limited partners (“Wise Road”), today announced that they received permission from the Committee on Foreign Investment in the United States (“CFIUS”) to withdraw their joint CFIUS filing in relation to their proposed transaction (the “Merger”) and will be terminating their previously announced definitive merger agreement.

This course of action resulted from the inability of the parties, despite months of effort, to obtain CFIUS’s approval for the Merger. In connection with the termination of the merger agreement, South Dearborn will pay the Company a termination fee of $70.2 million, of which $51 million will be paid promptly and $19.2 million will be deferred up to March 31, 2022. In connection with the termination of the merger agreement, the parties will be releasing each other from all obligations with respect to the proposed merger transaction as well as from any claims arising out of or relating to the merger agreement.

The Company also intends to have Magnachip Semiconductor, Ltd., the Korean operating subsidiary of the Company, withdraw its application concerning the Merger that had been submitted to the Korean Ministry of Trade, Industry and Energy under Article 11-2 of the Act on Prevention of Divulgence and Protection of Industrial Technology.

“While we are disappointed by the termination of our merger agreement, we are confident that Magnachip remains well positioned to create value for our shareholders as an independent public company,” said YJ Kim, Magnachip’s Chief Executive Officer. “This outcome does not impact the sound long term fundamentals of our business and our ability to accelerate our MX 3.0 strategy. In fact, over the past eight months our team has continued to advance our previously announced 2020-2023 plans for sustainable and profitable growth. We will share further details about the plan progress on a call that will be scheduled for January 6th, 2022. I would like to thank our customers for their ongoing trust and Magnachip’s employees for their commitment to delivering industry-leading products.”

Magnachip Semiconductor, VPLEX 15F, 501 Teheran-ro, Gangnam-gu, Seoul, South Korea 06168

Magnachip’s Board of Directors (the “Board”) is actively engaged in determining the best way to return and enhance value to shareholders. Accordingly, in order to allow adequate time to evaluate all options, the Board has adopted a limited-duration shareholder rights plan (the “Rights Plan”) and declared a distribution of one right (“Right”) for each outstanding share of common stock. The Rights Plan is effective immediately and will expire on December 12, 2022, unless earlier redeemed, exchanged or amended. The record date for the Rights distribution is December 23, 2021. The Rights will generally become exercisable only if any person or group acquires 12.5% (or 20% in the case of a passive institutional investor) or more of the Company’s outstanding common stock (the “triggering percentage”). If a person or group acquires the Company’s outstanding common stock in an amount above the triggering percentage, each Right will entitle its holder (other than the acquirer(s)) to purchase for $80, a number of shares of the Company’s common stock having a market value of twice such price. Alternatively, in the event the Rights become exercisable, the Board may elect to exchange one share of the Company’s common stock for each outstanding Right (other than Rights owned by the acquirer(s)). In addition, if the Company is acquired in a merger or other business combination transaction after a person or group acquires 12.5% (or 20% in the case of a passive institutional investor) or more of the Company’s outstanding common stock, the Rights would entitle the Company’s stockholders, other than the acquiror, the opportunity to purchase for each share of common stock owned, $80 worth of shares of the other party’s common stock having a market value of twice such price.

The Rights Plan is designed to enable all shareholders to realize the long-term value of their investment in the Company and has been adopted to protect all shareholders from opportunistic efforts to obtain control of the Company, without appropriately compensating the Company’s shareholders, following termination of the Merger while the Board evaluates go-forward options for the Company. The Rights Plan was not adopted in response to any specific effort to obtain control of the Company. The plan does not prevent the Board from considering or accepting an offer to acquire the Company, however, if the Board believes that such action is fair, advisable and in the best interest of shareholders of the Company as a whole.

A copy of the Rights Plan and a summary of its terms will be filed on a Form 8-K with the Securities and Exchange Commission.

In addition, in light of the termination of the Merger, the Company will be holding a 2022 Annual Meeting, the details of which will be provided as soon as practicable.

Advisors

J.P. Morgan Securities LLC served as exclusive financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Richards, Layton & Finger, PA and Kim & Chang served as legal counsel to Magnachip.

About Magnachip Semiconductor Corporation

Magnachip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. Magnachip, with more than 40 years of operating history, owns a portfolio of approximately 1,200 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

About Wise Road Capital

Wise Road Capital is a global private equity firm that invests in leading technology companies. The firm focuses on identifying opportunities in enabling technologies for global urbanization and smart & green life through close cooperation with companies across several main themes, including smart city, intelligent manufacturing and renewable energies. Wise Road Capital strives to build a healthy international ecosystem around these key themes through its investments and its international management team that has a combination of industry and investment expertise.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Company’s board of directors and executive officers and others following the announcement of the termination of the transaction; disruptions of current plans and operations caused by the termination of the proposed transaction; potential difficulties in employee retention due to the termination of the transaction; the response of customers, suppliers, business partners and regulators to the termination of the transaction; and other risks and uncertainties and the factors identified under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and updated in subsequent reports filed by the Company with the SEC. These reports are available at www.magnachip.com or www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

CONTACTS:

In the United States: So-Yeon Jeong Jeong Consulting Tel. +1-408-712-6151 investor.relations@magnachip.com	In Korea: Mina Jeong Managing Partner, Allison Partners Tel. +82 10 6282 0677 mina.jeong@allisonpr.com

Or

Dan Zacchei / Joe Germani

Sloane & Company

dzacchei@sloanepr.com /

jgermani@sloanepr.com

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